SEPARATION AGREEMENT


         This is a Separation Agreement dated as of October 8, 1999 between Fort James Operating Company, its parent, affiliates, subsidiaries, predecessors, successors and assigns (collectively "Fort James" or the "Company") and William
A. Paterson ("Paterson").
         A. Paterson has been employed by Fort James as Senior Vice President and Controller under his employment agreement dated as of May 27, 1997 (the "Employment Agreement") and wishes to resign that employment and retire. Fort James and Paterson have agreed on the terms under which he will terminate his employment with the Company. The parties desire to resolve matters involving Paterson's employment, the Employment Agreement and Paterson's separation from employment with Fort James.
         B. Paterson and Fort James further desire to settle, resolve and release any and all existing or potential claims, controversies, differences, disputes or disagreements, known or unknown, that Paterson may have with Fort James in exchange for Fort James' agreement to provide Paterson certain compensation and benefits to which he otherwise may not be entitled.
         C. Fort James also desires to provide Paterson with additional compensation over the next two (2) years in return for Paterson agreeing (i) not to compete against Fort James, (ii) not to hire former Fort James employees who worked with Paterson in the Controller's function at Fort James and (iii) to cooperate with Fort James.
         THEREFORE, in consideration of the above premises and the mutual covenants and promises contained herein, Paterson and Fort James agree as follows:

1. Termination of Employment. Paterson agrees to voluntarily terminate his employment effective at the close of business on October 8, 1999 (his "Date of Termination"). He will be paid all of his regular compensation and benefits through that date. His last day of work and responsibilities shall be October 8, 1999.

2. Severance Payments. Fort James shall pay Paterson in a lump sum, the amount of $1,727,553 representing three (3) times the sum of (i) his current base salary and (ii) his 1997 Management Incentive Bonus, less authorized deductions and deductions for required taxes.

3.   1999  MIP  Bonus  Payment.   Fort  James  shall  pay  Paterson  $212,367.48
     representing his bonus under the 1999 Management Incentive Plan.

4.  Pension  and  Other Benefits.
     (a) The Company will provide no medical, prescription or dental coverage and no accidental death and dismemberment benefits to Paterson and members of his family following his Date of Termination and Paterson expressly acknowledges that these will not be provided. Instead, the Company agrees to pay Paterson a lump sum or $20,000.
     (b) Paterson is the beneficiary of 5,466 restricted shares and 39,800 performance shares issued pursuant to the 1996 Stock Incentive Plan (the "Plan"). Paterson agrees to relinquish all right to the restricted and performance shares as of October 8, 1999. In return, the Company agrees to pay Paterson on or before October 31, 1999, an amount equivalent to the value on October 8, 1999 of 45,266 shares of Common Stock of the Company (the "Common Stock") determined by calculating the average of the high and low price (the "Average Price") of the Common Stock plus an amount equal to $77,610, representing the accrued dividends on such shares.
     (c) The Company will reimburse Paterson for his initiation to Knollwood County Club and will gross up the payment for taxes.
     (d) Nothing herein shall forfeit or otherwise affect Paterson's right to vested benefits in the Fort James 401(k) Plan and related SERP, which benefits shall be paid to Paterson according to such plan.
     (e) Paterson shall not be entitled to any other bonus payments or profit sharing awards including any payments under the Management Incentive Plan.
     (f) All payments referred to herein are gross payments from which Fort James may withhold legal and authorized amounts for payment to taxing authorities as required by law.
     (g) The Company shall pay Paterson $21,000 for tax advice and tax preparation expenses for calendar years 2000 through 2002.
     (h) The Company will pay Paterson $45,466.82 representing the mortgage buydown for three (3) years commencing 1/1/00 on his Lake Forest, Illinois residence.
     (i) The Company will pay the cost of the $1,500,000 life insurance policy provided to Paterson under the split-dollar insurance program for the balance of the fifteen (15) years from the date of issue. Thereafter, Paterson will be responsible for the payments should he elect to continue the policy. For three
(3) years following his date of termination, the Company will maintain for Paterson his long-term disability coverage and his group universal life insurance as currently provided.
     (j) The Company will reimburse Paterson for reasonable legal expenses in connection with the negotiation of this Separation Agreement, not to exceed $5,000. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Paterson may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Paterson or others of the validity or enforceability of, or liability under, any provision of the Employment Agreement or this Separation Agreement or any guarantee of performance thereof (including as a result of any contest by Paterson about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872
(f) (2) (A) of the Internal Revenue Code of 1986, as amended (the "Code").
     (k) The Company acknowledges that upon his retirement, Paterson's options for 25,000 shares granted on January 6, 1999 shall be vested and subject to exercise for three (3) years from the Date of Termination.
     (l) Paterson's existing 1996 and 1998 stock options shall be amended effective October 8, 1999 as set forth in Exhibit A hereto.

5. Method of Payment. All cash payments required by this Agreement shall be made by wire transfer to Paterson's account or accounts which he shall designate in writing to the Company's Senior Vice President, General Counsel. Such transfers shall be authorized and released in advance so as to arrive in Paterson's account(s) by applicable due dates.

6. Company Car. Fort James agrees to transfer to Paterson no later than October 31, 1999, the certificate of title to the automobile previously provided him for his personal and business use. Paterson acknowledges that after transfer of the title to the car to him, Fort James will no longer be responsible for providing insurance or maintenance for the vehicle in any manner and he shall be responsible for all costs associated with the vehicle from that date forward.

7.   General Release.
     (a) In consideration of all payments due him hereunder or under the Employment Agreement, Paterson hereby agrees, for himself, his successors, heirs, representatives, executors, agents and assigns, to release and forever discharge Fort James, including its affiliates, subsidiaries, parents, predecessors, successors and assigns and their respective directors, officers, employees and agents thereof from any and all claims, debts, responsibilities and liabilities of every kind and character whatsoever, known or unknown, suspected or unsuspected, which he has ever had or may have against Fort James, including but not limited to, any and all claims arising out of Paterson's employment or termination of employment with Fort James. Paterson acknowledges that this Release includes any and all claims whether in contract or in tort, claims that may be brought on his behalf by others, claims brought before any court or administrative agency, or claims under any national, federal, state or local statute or ordinance, including any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act or any other law.
     It is acknowledged that this Separation Agreement does not release Paterson's right to any vested benefits in the Fort James Corporation
StockPlus  Plan  (the  "StockPlus  Plan")  and  related  SERP.   Paterson's
eligibility for benefits in the StockPlus Plan will be controlled by the terms of the plan.
     (b) Fort James, including its affiliates, subsidiaries, parents, predecessors, successors and assigns and their respective directors, officers, employees and agents thereof hereby release and forever discharge Paterson, his successors, heirs, representatives, executors, agents and assigns from any and all claims, which it has ever had or may have against Paterson or any of the foregoing persons, arising out of (x) Paterson's employment or termination of employment with Fort James or (y) any event, condition or circumstance that existed or arose on or prior to the Date of Termination. The foregoing release will not apply to Paterson's obligations under this Separation Agreement. Fort James acknowledges that this Release includes all claims whether in contract or in tort, claims that may be brought on its behalf by others, claims brought before any court or administrative agency, or claims under any national, federal, state or local statute or ordinance.

8. Special Release Notification. This Separation Agreement includes a release of all claims under the Age Discrimination in Employment Act, ("ADEA"), and, therefore, pursuant to the requirements of the ADEA, Paterson acknowledges that he has been advised (1) that this release includes but is not limited to, all rights or claims arising under the ADEA up to and including the date of execution of this release, but does not waive rights or claims that may arise after the date of execution; (2) to consult with an attorney or other advisor of his choosing concerning his rights and obligations under this release; (3) to fully consider this release before executing it, and that he has been offered at least twenty-one (21) days to do so; (4) that this release shall become effective and enforceable seven
     (7) days following execution of this Separation Agreement, during which seven (7) day period Paterson understands that he may revoke his acceptance of this Separation Agreement by delivering written notice to Clifford A. Cutchins, IV, Senior Vice President and General Counsel, Fort James Corporation, 1650 Lake Cook Road, Deerfield, Illinois 60015.

9.   Post Employment Restrictions, Obligations
     (a) Paterson agrees to comply with the terms of his Confidentiality Agreement executed between himself and Fort James and not to otherwise use or disclose Fort James confidential information in the future. A copy of this Agreement is attached as Exhibit B.
     (b) In return for the extension of the option exercise period, the vesting and payment for the restricted shares and the performance shares as set forth in Paragraph 4(b), Paterson agrees, in order to protect the Company's goodwill, trade secrets and confidential information and thereby help ensure the long-term success and development of the business, not to engage in competitive activities on behalf of a competitive business for a period of two (2) years following the Date of Termination with the Company for whatever reason, without first obtaining written permission from either the Senior Vice President and General Counsel or the Senior Vice President, Human Resources, which shall not be unnecessarily withheld or delayed. "Engage in competitive activities" means rendering services or being involved directly or indirectly in any way or in any capacity whether as an officer, director, employee, agent, owner, shareholder or consultant (excluding ownership of less than 5% of the stock of a publicly traded company), in the manufacture, development, promotion or sale of any towel, tissue or foodservice cup, plate or cutlery product of the type manufactured by Fort James (the "Covered Products"). A "competitive business" means any person or entity engaged in the manufacture or non-retail sale of the Covered Products. Paterson acknowledges that products of the Company are sold throughout North America and Western Europe. Accordingly, the geographic area covered by this restraint shall include any county, city, town, province or comparable unit of local government where the Covered Products are manufactured, marketed or sold by the Company. The parties agree that this non-compete provision supersedes all prior agreements between them on this subject.
     (c) Paterson agrees for a period of two (2) years not to solicit directly or indirectly for employment any employee or former employee of Fort James or its affiliates, as of October 8, 1999, without the written consent of the Senior Vice President, Human Resources for the Company, which shall not be unreasonably withheld or delayed. Further, Paterson agrees that if any such Fort James employee approaches him for employment, he will refer them to the appropriate hiring official of his employer and will have no involvement either in the hiring of the employee or in working with the employee should such employee work for the same company for which Paterson works.
     (d) Paterson agrees that as Senior Vice President and Controller, he possesses intimate knowledge about all aspects of the Company's business, business plans and other confidential or propriety information. He also agrees that these restrictions are reasonable and necessary to protect the Company's business and in consideration of the substantial benefits provided him hereunder. If Paterson violates any of his obligations under this paragraph 9, the Company shall have no further obligation to him under this Agreement as on the date of breach. Paterson agrees that the Company will be irreparably harmed and will be entitled to immediate injunctive relief in the event of such breach in addition to any other monetary remedies.
     (e) If any aspect of the above post employment restrictions are deemed void or unenforceable by any court of competent jurisdiction, the parties agree that the court should modify these restrictions to a point they would be enforceable and enforce the restrictions to that extent

10. Indemnity. Fort James agrees to continue to indemnify and save Paterson harmless from all claims, actions and liabilities which may arise in connection with his reasonable performance of his duties for the Company. Such indemnification shall be to the same extent as its indemnification of active executives of equal rank but shall relate only to Paterson's alleged actions or failure to act during the period in which he was employed by the Company.

11. Future Cooperation. Paterson agrees to cooperate in providing transition assistance related to his departure as may be reasonably required of him by Fort James, including presences as a witness in legal proceedings as may be necessary, both before and after his Date of Termination. Fort James will reimburse Paterson $2,500 per day plus any reasonable expenses incurred in this regard subject to written authorization from the Senior Vice President, Human Resources.

12. Resignation. By his signature hereto, Paterson hereby resigns his position as Senior Vice President and Controller and any and all other positions with the Company, its subsidiaries, its parent and its affiliates.

13. Confidentiality. Paterson agrees that he will not divulge the contents of this Separation Agreement which are agreed to be confidential in nature except (a) Paterson may divulge the contents to his spouse, attorney, financial advisor and income tax preparer; or (b) except as may be required to comply with legal process. It is further agreed by Paterson that if it is necessary that this Agreement or a significant portion be disclosed to those listed above, Paterson agrees to instruct and request each of them, or use such other efforts as may be reasonable, to keep any information so disclosed confidential. If Paterson materially breaches this provision, the Company will have no further obligation to him under this Agreement.

14. Entire Agreement. Paterson understands and agrees that all terms of this Separation Agreement are contractual and are not a mere recital. The parties represent and warrant that in negotiating and executing this Separation Agreement, each have had an opportunity to consult with legal counsel or other representatives of their own choosing concerning the meaning and effect of each term or provision hereof, and that there are no representations, promises or agreements other than those specifically referred to or set forth in writing herein.

     The parties represent and warrant that they have read this Separation Agreement in its entirety, fully understand and agree to its term and provisions, and intend and agree that it is a final and legal binding settlement and release of all claims Paterson may have.

15. Severability. If any portions of this Separation Agreement are void or deemed unenforceable for any reason, the unenforceable portions shall be deemed severed from the remaining portions of this Agreement which shall otherwise remain in full force and effect.

16. No Waiver. The decision of either party not to assert a claim for breach of the Separation Agreement shall not be construed as a waiver of that or any subsequent breach which might occur.

17. Corporate Authority. The officer executing this Separation Agreement on behalf of Fort James represents that he has full corporate authority to do so and to bind the Company, its parents, affiliates, subsidiaries, predecessors, successors and assigns.

18. Governing Law. This Agreement shall be governed and construed according to the laws of the Commonwealth of Virginia.



IN WITNESS WHEREOF, the parties have affixed their signatures:





                                       By:/s/William A. Paterson
                                             William A. Paterson





                                       FORT JAMES OPERATING COMPANY



                                       By:/s/Daniel J. Girvan
                                             Daniel J. Girvan
                                             Senior Vice President

                             FORT JAMES CORPORATION

                                     EXHIBIT A
                           AMENDMENT TO STOCK OPTIONS


         FORT JAMES CORPORATION (the "Company") and William A. Paterson (the "Participant") hereby agree to this Amendment to Stock Options as of October 8, 1999.

         WHEREAS, the Participant has been granted certain options to acquire shares of common stock of the Company ("Company Stock") which are listed below.

         WHEREAS, in connection with the Participant's termination of employment without cause, the Company and the Participant wish to modify certain terms of such options.

         WHEREAS,  the  terms of this  Amendment  to  Stock  Options  have  been
approved  by  the  Compensation   Committee  of  Fort  James   Corporation  (the
"Committee").

         THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter, the Company and the Participant agree as follows:

1. From the options granted to the Participant on January 6, 1998 to purchase 60,000 shares, all 60,000 shares (the "1998 Options") shall be vested and exercisable as of October 8, 1999.

2. The 1998 Options and the options for 20,000 shares granted to Participant on January 25, 1996 and 25,000 shares July 1, 1996 (the "1996 Options") may be exercised at any time on or before October 8, 2001. To the extent not previously exercised, the 1998 and 1996 Options shall expire and cease to be exercisable on October 9, 2001.

3. Any provisions of the options relating to the time for vesting or the period to exercise the 1996 and 1998 Options are superseded by this Amendment to Stock Options, including provisions requiring the continuing employment of the Participant or measuring periods to exercise the options based on termination of employment by the Participant.

4. To the extent not specifically amended by the provisions of this Amendment to Stock Options, the terms and conditions of the options shall continue to apply.

5. Any controversy concerning this Amendment to Stock Options shall be resolved by the Committee as it deems proper, and any interpretation of this Amendment to Stock Options or other decision of the Committee shall be final and conclusive.

6. If the Participant dies before an option expires as set forth and established in Section 3 hereof, all of the options that he held at the time of his death may be exercised by the personal representative of his estate. The options may be exercised at any time until the expiration date of the options.

7. As a further condition of this Amendment to Stock Options, and in consideration of receipt of these rights, the Participant agrees to comply with all provisions of the Separation Agreement between the Participant and Fort James Operating Company. If the Committee determines that the
     Participant has violated the provisions of the Separation Agreement, the options shall terminate as of the date when a violation of the Separation Agreement first occurred as determined by the Committee (the "Violation Date") and the options shall no longer be exercisable as of the Violation Date.

8. Any notice to be given under the terms of this Amendment to Stock Options shall be addressed to Fort James Corporation, Corporate Secretary, P.O. Box 89, Deerfield, Illinois 60015, and any notice to be given to the Participant or to his personal representative shall be addressed to him at the last address on the records of the Company or at such other address as either party may hereafter designate in writing to the other. Notices shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

         IN WITNESS WHEREOF, the Company and the Participant have caused this Amendment to Stock Options to be signed, as of the dates below.

                                         FORT JAMES CORPORATION



Date: September 29, 1999           By:/s/Miles L. Marsh
                                         Miles L. Marsh
                                         Chairman of the Board and CEO



                                         WILLIAM A. PATERSON



Date: September 29, 1999           By:/s/William A. Paterson
                                         William A. Paterson

                                    EXHIBIT B
                      CONFIDENTIALITY AND PATENT AGREEMENT


         The word "Employer" as used herein shall mean James River Corporation and all its present and future divisions, subsidiaries and affiliates, and the obligations assumed by me herein shall be for the benefit of all regardless of by which division, subsidiary or affiliate I may now, heretofore, or hereafter be employed.

         In consideration of my employment by Employer, I hereby agree to the terms and conditions of this Agreement as follows:

1. CONFIDENTIALITY. I recognize that by virtue of my employment and training, I will have access to information relating to the business of Employer which I acknowledge must remain confidential. I recognize and agree that this information is a valuable, special and unique asset of Employer's business, and if it were to be known and used by myself or any entity engaged in a similar business, it would be harmful and detrimental to the interests of Employer.

         Accordingly, unless specifically authorized in writing, I shall not use or disclose, either during or after my employment, any secret or confidential information, data or trade secrets relating to the business of Employer. Such information, data or trade secrets shall include, but are not limited to, any information concerning Employer's products, processes, services, inventions, manufacturing methods, purchasing, accounting, engineering, marketing, merchandising and selling or any other information concerning Employer's business or its manner of operation and which is not generally known in Employer's industry. I will disclose such information, data or trade secrets only to other employees of Employer as required by my duties.

         I understand why the foregoing information should not be divulged to others, and that I also may learn certain things which may or may not require confidential treatment. I recognize that it may often be difficult to draw an exact line of distinction as to what does or does not require confidential treatment, although, as a general rule, it may be said that any unpublished information is secret and confidential. In those cases where doubt arises, I will obtain written permission from Employer before using or divulging the information in question.

         Upon separation from my employment with the Company, regardless of the reason, I shall promptly deliver to Employer all memoranda, notebooks, letters and copies thereof, and all materials of a secret or confidential nature relating to Employer's business, or its clients, and which are in my possession or under my control.

         This Confidentiality provision shall be construed as independent of any other provision of this Agreement. The existence of any claim or cause of action against Employer by me, whether predicated on the Agreement or otherwise, shall constitute a defense to the enforcement of the Confidentiality provision by Employer.

2. PATENT. I shall disclose promptly to Employer or its nominee any and all inventions, discoveries and improvements related to the business or activities of Employer, whether patentable or not, conceived or made by me during the period of my employment or within one year thereafter. I shall assign and agree to assign to Employer or its nominee all my interest in such inventions, discoveries and improvements. Whenever requested to do so by Employer, I shall execute any and all applications, assignments or other instruments which Employer shall deem necessary to apply for and obtain letters patent of the United States or any foreign country or to otherwise protect the Company's interest therein. These obligations shall be binding upon my assigns, executors, administrators and other legal representatives.

3. REMEDIES. I agree that if I breach or threaten to breach any provision of this Agreement, the Company's remedies at law may be inadequate, and the Company shall be entitled to an injunction restraining me from such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery or money damages, costs and attorney fees.

4. SEVERABILITY AND ENFORCEMENT. If any provision of this Agreement is void, or so declared, such provision shall be deemed, and hereby is, severed from this Agreement, which shall otherwise remain in full force and effect.

5.   GOVERNING LAW. This Agreement shall be governed by the law of Connecticut.


         IN WITNESS WHEREOF, parties hereto have executed this Agreement this 30th day of January, 1996.





Date:February 8, 1996                     By:/s/William A. Paterson
                                                William A. Paterson
                                                Employee



By:/s/Charles S. Reed                           James River Corporation
      Charles S. Reed                           Employer
      Witness